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                                                                    Exhibit 99.1
                                     KEANE

                                 NEWS RELEASE

                             CONTACT:   Margo Nison
                                        Keane, Investor Relations
                                        (617) 241-9200 x1272


KEANE ANNOUNCES SHARE REPURCHASE PROGRAM


     BOSTON, September 19, 2001 - Keane, Inc. (AMEX: KEA) today announced that its Board of Directors has authorized the Company to repurchase up to 1,542,800 shares of its common stock over the next 12 months. Since May 1999, the Company has invested $108.9 million to repurchase an aggregate of 5,457,200 shares of its common stock under three separate authorizations. Keane's most recent repurchase authorization expired on July 23, 2001, with 1,542,800 shares of common stock remaining for repurchase.

     The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market and economic conditions and other factors. The Company reported that the repurchased shares will be available for use in connection with the Company's stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.

     Founded in 1965, Keane, Inc. (AMEX: KEA) helps Global 2000 companies and government agencies plan, build, and manage application software to optimize business performance. The Company's services include Business Innovation Consulting, Application Development and Integration, and Application Development and Management (ADM) Outsourcing. Keane develops long-term relationships and recurring revenues with its customers based on multi-year outsourcing contracts and the consistent delivery of high quality, cost-effective, and responsive services. Keane does this by adhering to repeatable and proven process and management disciplines and performance metrics incorporated in its core IT and business consulting solutions. Keane markets its services through a network of branch offices in North America and the United Kingdom, which work in conjunction with Keane Consulting Group, a centralized Strategic Practices Group, and two Advanced Development Centers. Information on Keane is available on the web at www.keane.com.
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